Exhibit 99.1
BMP Sunstone Reports Fourth Quarter and Full Year 2007 Financial Results
Revenue Increased 27% to $9.2 Million in 4Q07 and 28% to $31.0 Million in FY07
FY07 Gross Margin 13.8% Compared to 8.0 % in FY06
PLYMOUTH MEETING, PA., March 17, 2008 (BUSINESS WIRE) — BMP Sunstone Corporation (NASDAQ:BJGP) (“BMP Sunstone” or the “Company”), today announced financial results for the fourth quarter and fiscal year ended December 31, 2007.
Fourth Quarter 2007 Financial Results
Revenue in the fourth quarter of 2007 increased 27% to $9.2 million from $7.2 million in the fourth quarter of 2006, driven by increases in revenue from licensed products and revenue from distribution. In the fourth quarter of 2007, revenue from licensed products increased 144% to $936,251, from $383,531 in the prior year period, reflecting sales and marketing efforts of Propess, Anpo and Galake compared to the prior year. Revenue from distribution increased 17% to $8.0 million in the fourth quarter of 2007, from $6.8 million in the prior year period, reflecting sales growth of Wanwei’s major products.
Gross profit in the fourth quarter of 2007 increased 171% to $1.5 million from $548,054 in the fourth quarter of 2006, a gross margin of 16.2% compared to 7.6%, respectively. Gross margin performance reflects increased licensed product sales, which have a higher gross margin than distribution services.
David Gao, Chief Executive Officer of BMP Sunstone, stated “We are very pleased with our revenue performance in 2007 and in particular the increase in our higher margin licensed products sales. Our marketing professionals nearly doubled the number of hospitals carrying Propess and Anpo in 2007 and this validates our strategy to work with the world’s leading pharmaceutical companies, like Novartis and Apotex, as they seek a partner and a presence in China’s dynamic healthcare market.”
The Company’s operating loss in the fourth quarter was $5.4 million compared to $2.1 million in the fourth quarter of 2006, and includes approximately $2.9 million of costs related to licensing Enablex from Novartis, increased headcount and salary-related expenses, as well as Sarbanes Oxley consulting fees and stock compensation expense.
Other income and expenses in the fourth quarter of 2007 include non-cash expenses of approximately $651,229 related to amortization of the debt discount on the Company’s long term debt financing as well as related debt issuance costs. Other income and expenses also includes an equity method investment loss of $263,966. Without purchase price accounting adjustments for the Company’s equity investment in Sunstone, the 49% minority interest would have generated income of $896,275 for the two months ended December 31, 2007.
Net loss in the fourth quarter of 2007 was $6.6 million, or a net loss per share of $0.21, based on 30.7 million weighted average shares in the fourth quarter of 2007. Net loss in the fourth quarter of 2006 was $2.1 million, or a net loss per share of $0.09, based on 23.6 million weighted average shares in the fourth quarter of 2006. Financial results in the fourth quarters of 2007 and 2006 include approximately $1.7 million and $596,900 of non-cash expenses, respectively. Excluding the impact of non-cash expenses, net loss per share would be $0.16 in the fourth quarter of 2007 and net loss per share would be $0.06 fourth quarter of 2006.
Full Year 2007 Financial Results
Revenue in the fiscal year 2007 increased 28% to $31.0 million from $24.3 million in 2006, driven by significant increases in revenue from licensed products and revenue from distribution. Revenue from licensed products increased to $3.0 million from $772,000 in 2006, reflecting sales and marketing efforts of Propess, Anpo and Galake compared to the prior year. Revenue from licensed products accounted for 9.6% of total revenues in 2007, as compared to 3.2% for the year ended December 31, 2006. Revenue from distribution increased 19% to $27.9 million from $23.4 million in the year 2006, and reflects sales growth of Wanwei’s major products.
Gross margin for the year was 13.8% compared to 8.0% in 2006. The gross margin increase reflects increased Propess and Anpo sales, which have a higher gross margin than distribution services. Operating loss was $10.9 million compared to an operating loss of $6.9 million in 2006. The operating loss reflects increased general and administrative costs including a November 2007 payment to Novartis for the Enablex license, as well as increased headcount and salary-related expenses. Operating expenses in 2007 also include increased accounting and Sarbanes Oxley consulting fees and stock compensation expense.
Mr. Gao continued, “The year 2007 was about progress and transformation. We entered the year with Wanwei, a drug distribution company operating mostly out of Beijing, and we closed the year a more robust and diversified sales and marketing organization. We achieved a strategic partnership with Alliance Boots and GP Pharmaceutical Corporation, finalized our Sunstone acquisition, and received MOFCOM approval for our Rongheng acquisition — all of which make our sales offering more unique, valuable and difficult to replicate. We also greatly enhanced our management team and signed licensing contracts with some of the strongest pharmaceutical brands in the world. We believe that these successes and investments position us to succeed in 2008 and beyond.”
Other expenses in the full year 2007, on a net basis, amounted to approximately $750,042, and include non-cash expenses of approximately $651,000 related to amortization of the debt discount on the Company’s long term debt financing as well as related debt issuance costs.
Net loss for 2007 was $11.6 million, or $0.41 per share, and net loss for 2006 was $6.8 million, or $0.30 per share. Financial results in 2007 and 2006 include approximately $3.1 million and $1.9 million of non-cash expenses, respectively. Excluding the impact of non-cash expenses, net loss per share would be $0.30 in 2007 and net loss per share would be $0.21 in 2006.
Financial Guidance
BMP Sunstone today established financial guidance for the full year 2008. The Company expects to reach revenue of at least $96.0 million in the full year 2008, with a corresponding net loss of roughly $3.0 million, or $0.07 per share, based on 39.5 million shares outstanding. This financial guidance includes the impact of approximately $8.0 million of non-cash expenses through the year, including but not limited to the amortization of the debt discount on the Company’s long term debt financing as well as stock compensation expenses.
Please note that the Company’s financial guidance excludes any pending acquisitions.
Conference Call
The Company will hold a conference call on March 17, 2008 at 8:30 am ET to discuss fiscal fourth quarter and full year 2007 results. Listeners may access the call by dialing 1-888-713-4214 or 1-617-213-4866 for international callers, access code: 49191759. A webcast will also be available through BMP Sunstone’s website at www.beijingmedpharm.com. A replay of the call will be available through March 24, 2008. Listeners may access the replay by dialing 1-888-286-8010 or 1-617-801-6888 for international callers, access code: 57061529.
About BMP Sunstone Corporation
BMP Sunstone Corporation, through its subsidiaries, is a pharmaceutical marketing and distribution company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China and is pursuing partnerships with other companies seeking to enter the Chinese pharmaceutical market. It is the only U.S. public company to offer industry partners a comprehensive suite of market-entry services in China that includes pre-market entry analysis, clinical trial management, product registration, market research, as well as pharmaceutical marketing and distribution. The company provides distribution services for a wide range of products, including Western medicines, traditional Chinese medicines, bio-chemical medicines, medical applications, branded generic pharmaceuticals, over-the-counter healthcare products, and home healthcare supplies and equipments. BMP Sunstone’s proprietary portfolio, primarily focusing on women’s health and pediatrics. The Company is headquartered in Plymouth Meeting, Pennsylvania.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, our acquisitions, joint ventures and management team being able to generate successful results for 2008 and any information regarding guidance for our results for future periods.. These statements are subject to uncertainties and risks including, but not limited to, our ability to generate additional revenue, control our expenses and take advantage of synergies between our various subsidiaries and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

BMP SUNSTONE CORPORATION
CONSOLIDATED BALANCE SHEET

	December 31,
	2007	2006
Assets
Current Assets:
Cash and Cash Equivalents	$22,837,103	$15,330,606
Restricted Cash	1,297,000	108,000
Accounts Receivable, net of allowance for doubtful accounts of $44,348 and $0, respectively	11,706,591	7,237,167
Inventory, net of allowance for obsolesence of $0	2,897,491	1,969,547
Note Receivable	659,000	—
Other Receivables	720,222	350,151
VAT Receivable	827,761	597,119
Prepaid Expenses and Other Current Assets	2,444,279	597,439

Total Current Assets	43,389,447	26,190,029

Restricted Cash	—	157,000
Property and Equipment, Net	744,832	312,594
Investment in Hong Kong Health Care	33,126,034	—
Investments at cost	136,874	128,205
Other Assets	3,052,957
Intangible Assets, net of accumulated amortization	473,056	728,722

Total Assets	$80,923,200	$27,516,550

Liabilities and Stockholders’ Equity
Current Liabilities:
Notes Payable	$116,674	$117,378
Related Party Notes Payable	—	548,422
Accounts Payable	8,783,821	6,063,956
Accounts Payable Wanhui Group	—	214,227
Deferred Revenue	151,267	18,159
Accrued Expenses	3,951,756	1,868,129

Total Current Liabilities	13,003,518	8,830,271

Long-term debt, net of debt discount	18,910,032	126,495

Total Liabilities	31,913,550	8,956,766

Stockholders’ Equity:

Common stock, $0.001 par value; 50,000,000 shares authorized 31,240,913 and 26,522,868 shares are issued and outstanding at December 31, 2007 and 2006	31,241	26,523
Additional Paid in Capital	66,123,191	28,039,112
Common Stock Warrants	9,746,786	6,371,332
Accumulated Deficit	(27,599,705)	(15,964,418)
Accumulated Other Comprehensive Income	708,137	87,235

Total Stockholders’ Equity	49,009,650	18,559,784

Total Liabilities and Stockholders’ Equity	$80,923,200	$27,516,550

BMP SUNSTONE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended December 31		Year Ended December 31,
	2007	2006	2007	2006
Net Revenues	$9,158,369	$7,237,802	$31,002,881	$24,258,269
Cost of Sales	7,675,721	6,689,748	26,715,615	22,312,650

Gross Margin	1,482,648	548,054	4,287,266	1,945,619

Sales and Marketing Expenses	1,953,431	967,366	4,377,574	2,687,122
General and Administration Expenses	4,932,743	1,770,509	10,760,351	5,825,922
Loss on Disposal of Asset	—	(43,208)	19,586	364,140

Total Operating Expenses	6,886,174	2,694,667	15,157,511	8,877,184

Loss From Operations	(5,403,526)	(2,146,613)	(10,870,245)	(6,931,565)
Other Income (Expense):
Interest Income	178,472	33,518	619,925	157,503
Interest Expense	(957,171)	(4,818)	(1,047,359)	(55,926)
Debt Issuance Cost Amortization	(139,984)	—	(139,984)	—
Equity Method Investment Loss	(263,966)	—	(263,966)	—
Other Income (Expense)	10,513	(8,387)	81,342	33,904

Total Other (Expense) Income	(1,172,136)	20,313	(750,042)	135,481

Loss Before Provision for Income Taxes	(6,575,662)	(2,126,300)	(11,620,287)	(6,796,084)
Provision for Income Taxes	15,000	(33,863)	15,000	—

Net Loss	(6,590,662)	(2,092,437)	(11,635,287)	(6,796,084)

Basic and Fully-Diluted Loss Per Share	$(0.21)	$(0.09)	$(0.41)	$(0.30)

Basic and Fully-Diluted Weighted-average Shares Outstanding	30,708,274	23,608,933	28,119,577	22,864,039

Contact
BMP Sunstone Corporation:
Fred M. Powell
Chief Financial Officer
610-940-1675
Integrated Corporate Relations, Inc.
In the U.S.:
Ashley Ammon MacFarlane and Christine Duan
203-682-8200 (Investor Relations)
In Asia:
Xuyang Zhang
86 10 8523 3087 (Investor Relations)